UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2013 (July 8, 2013)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

 75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Behringer Harvard Opportunity REIT II, Inc. (which may be referred to as the “Registrant”, “we”, “our”, or “us”) through a joint venture between its indirect wholly owned subsidiary Behringer Harvard Florida MOB Member, LLC (“BH Member”), AW SFMOB Investor, LLC (“AW Investor”) and AW SFMOB Managing Member, LLC (“AW Managing Member” and collectively with AW Investor, “AW”) is the 90% owner of ground leasehold interests in a portfolio of eight medical office buildings totaling approximately 615,000 rentable square feet located on Tenet Healthcare hospital campuses in South Florida and approximately 7.8 acres excess land related to the buildings (collectively, the “Original MOB Portfolio”).

On July 8, 2013, the nine special purpose entities that own the Original MOB Portfolio properties (collectively, the “Sellers”), BH Member, and AW entered into a purchase and sale agreement to sell the Original MOB Portfolio to AW for a contract sales price of approximately $64.8 million.  AW has made an earnest money deposit in the amount of approximately $0.1 million.  A second earnest money deposit of $0.1 million is expected to be made on or about September 6, 2013.  We acquired the Original Florida MOB Portfolio on October 8, 2010.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the possibility that the Buyer may determine not to close on the acquisition, and other risks described in the “Risk Factors” section of our public filings including our Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: July 12, 2013	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer